Exhibit 99.1

Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549

CFO Commentary on Third-Quarter 2011 Results

Summary
Revenue in the third quarter was a record and it was our most profitable quarter ever. You can see the growth of our business by looking at a year to date comparison versus 2010. At the end of the third quarter our revenue of $40.1B was $7.9B dollars higher than the corresponding first three quarters of last year. From a market standpoint, the third quarter grew in line with historical seasonal patterns and demand drivers played out similar to the first half of the year with continued strength in emerging markets and enterprise, being offset partially by slower growth in the mature market consumer segment. Gross margin benefitted from seasonally higher volume, lower unit costs as we continue to ramp our 32nm factories, lower factory start-up costs as we started 22nm production, and lower charges related to the Cougar Point product issue from earlier in the year. Operating expenses remained in tight control in the third quarter, as spending as a percent of revenue declined quarter on quarter. Strong PC and Server demand, improving manufacturing costs and operational expense discipline led to record profitability in the third quarter of 2011. Additionally in the third quarter, we took advantage of low interest rates to take on debt for the primary purpose of buying back stock.

As a result of the acquisitions of McAfee, Inc. and the Infineon wireless division in the first quarter, we will continue to provide Non-GAAP financial information in addition to GAAP for all of 2011 to provide additional visibility into operational results of the company. Excluding the impacts of deferred revenue write-down and associated costs, amortization of acquisition-related intangibles, and the related income tax effects of these changes, the third quarter results when compared to the third quarter from a year ago were the following:
•           Revenue of $14.3B* was up 29% from $11.1B
•           Gross Margin of 64.4%* was down 1.7 points, from 66.1%
•           Net income of $3.7B* was up 24% from $3.0B
•           Earnings per share of $0.69* was up 33% from $0.52

Except as otherwise noted, the remainder of this document presents results and comparables on a GAAP basis.

Revenue, net income and earnings per share were all records. Revenue of $14.2B, was up $1.2B and 9% sequentially, and $3.1B and 28% year-on-year. Gross margin dollars were $9.0B with gross margin percent at 63%. R&D and MG&A as a percent of revenue was 29%. Operating profit of $4.8B was up 22% sequentially and 16% from a year ago. Operating profit as a percent of revenue was 34%. Net income of $3.5B and earnings per share of $0.65 were up 17% and 25% respectively from a year ago.

*Non-GAAP financial measure. See the explanation of non-GAAP measures and the reconciliation to the most directly comparable GAAP financial measure on pages 7-9

Revenue
Revenue of $14.2B was slightly better than expected, up 9% sequentially and 28% from a year ago. The third quarter saw notebook units grow in the double digits both year on year and sequentially, stronger than expected communications processor demand and continued data center strength. Platform** average selling prices were flat compared to the second quarter.  Inventory levels across the supply chain remained healthy as customers continued to tightly manage inventories.

Intel Architecture Group third quarter revenue of $13.3B was up 9% sequentially and up 24% year over year:
  The PC Client Group had revenue of $9.4B, up 13% from the second quarter. Year over year, PC Client Group revenue was up 22%
  The Data Center Group had revenue of $2.5B, up 3% from the second quarter.  Year over year, Data Center Group revenue was up 15%.
  The other Intel architecture group had revenue of $1.4B, flat from the second quarter. Year over year, the other Intel architecture group’s revenue was up 68%. The Intelligent Systems Group (formerly known as the Embedded and Communications Group) was down 1% from the second quarter and up 3% from a year ago. Intel Mobile Communications (IMC), formerly the Infineon wireless division, contributed $667M to the third quarter 2011 revenue.
  Intel® Atom™ microarchitecture revenue, including microprocessors and associated chipsets, was $269M, down 24% from the second quarter and down 32% from the third quarter of 2010.
The Software and Services Group had revenue of $541M, up 6% from the second quarter. Year over year, the Software and Services Group revenue was up 720%. McAfee, Inc. contributed $459M to the third quarter 2011 revenue.

Gross Margin
Gross margin dollars were $9.0B, up $1.1B from the second quarter.  Gross margin of 63.4% was 2.7 points higher than the second quarter and down 0.6 points compared to the midpoint of the Outlook provided in July.

Gross Margin Reconciliation: Q2’11 to Q3’11(60.6% to 63.4%, up 2.7 points)
[note: point attributions are approximate]
•	+ 1.0 point:	Higher platform** volume
•	+ 1.0 point:	Lower platform** unit cost
•	+ 0.5 point:	Lower start up costs
•	+ 0.5 point:	Lower Cougar Point impact

Gross Margin Reconciliation: Q3’10 to Q3’11(65.9% to 63.4%, down 2.5 points)
The decrease is primarily due to higher start up costs, acquisition related impacts, and higher platform** unit costs offset partially by higher platform** average selling prices and higher platform** volumes.

**CPU and chipset, excluding Intel®Atom™ microprocessors and chipsets

Spending
Spending for R&D and MG&A was $4.2B, up 7% from the second quarter and down approximately $150M from the Outlook provided in July. The increase from the second quarter is driven by increased research and development, primarily the reclassification of spending as process engineers moved from cost of sales to R&D, as well as revenue and profit dependent spending. R&D and MG&A as a percentage of revenue was 29.2%, down from the second quarter.  Depreciation was $1.3B, in line with expectations.

Amortization of acquisition related intangibles was $76M, in line with expectations.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net gain of $107M, higher than the $4M loss in the second quarter and in line with our Outlook of a $100M net gain.  Relative to the second quarter, the third quarter was higher due to gains on the sale of equity securities, partially offset by higher equity investment impairments.

The provision for taxes in the third quarter was at a 29.1% tax rate, up from our forecast of 28% on higher profits coming from higher tax jurisdictions.

Balance Sheet and Cash Flow Items
Cash flow from operations in the third quarter was approximately $6.3B. On the balance sheet, total cash investments^^ ended the quarter at $15.2B, up $3.7B from the second quarter. During the third quarter, we paid approximately $1.1B in dividends, purchased $2.7B in capital assets, and repurchased $4.0B in stock. Additionally, we took on $5.0B of long term debt for the primary use of repurchasing stock. Total inventories were approximately flat.

Other Items
We added approximately 3.4K employees in the third quarter bringing the total number of employees to approximately 99.9K.

Diluted shares outstanding decreased by 101M shares from the second quarter to 5.3B shares driven by second quarter and third quarter share repurchases. Diluted shares outstanding decreased by 354M shares from the third quarter a year ago. Diluted shares outstanding is calculated based on a weighted average of shares outstanding during the quarter. As a result, a portion of the $2.0B of second quarter share repurchases and a portion of the $4.0B of the third quarter share repurchases are reflected in our third quarter weighting for diluted shares outstanding. The full impact of our third quarter repurchases will be included in our fourth quarter diluted shares outstanding.

The Board of Directors increased the authorization limit for share repurchases by an additional $10 billion, bringing the total outstanding buyback authorization to $14.2 billion leaving the third quarter.

^^ Cash and cash equivalents, short-term investments, and marketable debt instruments included in trading assets

Q4 2011 Outlook

The outlook for the fourth quarter does not include the effect of any acquisitions, divestitures or similar transactions that may be completed after October 18th. The mid-point of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue is expected to be $14.7B, plus or minus $500M in the fourth quarter. The midpoint of this range is up 28% from a year ago and up 3% from the third quarter which is below our normal seasonal range. On a Non-GAAP basis, excluding certain acquisition-related accounting impacts, the revenue forecast is also $14.7B, plus or minus $500M in the fourth quarter.

Gross Margin
Gross margin in the fourth quarter is expected to be 65%, plus or minus a couple points.

Gross Margin Reconciliation: Q3’11 to Q4’11 Outlook (63.4% to 65% +/- a couple points)
[note: point attributions are approximate]
•	+ 1.0 point:	Lower manufacturing costs (platform** unit costs + start up costs)
•	+ 0.5 point:	Higher platform** volume

On a Non-GAAP basis, excluding certain accounting impacts and expenses related to acquisitions, primarily the amortization of acquisition-related intangibles, Q4’11 gross margin is forecasted to be approximately 66% +/- a couple points.

Spending
Spending for R&D and MG&A in the fourth quarter is expected to be approximately $4.3B, up from $4.2B in the third quarter, primarily driven by increased research and development investments, and profit dependent spending, offset partially by lower marketing. Depreciation is forecasted to be approximately $1.4B, up from the third quarter.

Amortization of acquisition-related intangibles is forecasted to be approximately $75M.

Other Income Statement Items
Gains and losses from equity investments and interest and other income are expected to be a net loss of approximately $30M, compared to a net gain of $107M in the third quarter.

The tax rate for the fourth quarter is expected to be 28%.

Capital Spending
The capital spending forecast for 2011 is unchanged at $10.5B, plus or minus $300M.

** CPU and chipset, excluding Intel Atom microprocessors and chipsets

Risk Factors

The above statements and any others in this document that refer to plans and expectations for the fourth quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations identify forward-looking statements.  Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements.   Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the company’s expectations.

•
Demand could be different from Intel's expectations due to factors including changes in business and economic conditions, including supply constraints and other disruptions affecting customers; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers. Uncertainty in global economic and financial conditions poses a risk that consumers and businesses may defer purchases in response to negative financial events, which could negatively affect product demand and other related matters.

•
Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.

•
Intel is in the process of transitioning to its next generation of products on 22nm process technology, and there could be execution and timing issues associated with these changes, including products defects and errata and lower than anticipated manufacturing yields.

•
The gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; product mix and pricing; the timing and execution of the manufacturing ramp and associated costs; start-up costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; product manufacturing quality/yields; and impairments of long-lived assets, including manufacturing, assembly/test and intangible assets.

•
Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.

•
The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

•
Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments.

•	The majority of Intel’s non-marketable equity investment portfolio balance is concentrated in companies in the flash memory market segment, and declines in this market segment or changes in management’s plans with respect to Intel’s investments in this market segment could result in significant impairment charges, impacting restructuring charges as well as gains/losses on equity investments and interest and other.

•
Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

•	Intel’s results could be affected by the timing of closing of acquisitions and divestitures.
•
Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports. An unfavorable ruling could include monetary damages or an injunction prohibiting us from manufacturing or selling one or more products, precluding particular business practices, impacting Intel’s ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-Q for the fiscal quarter ended July 2, 2011.

INTEL CORPORATION
EXPLANATION OF NON-GAAP RESULTS

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this document contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain expenses related to acquisitions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for period to period comparisons in our budget, planning and evaluation processes, and to show the reader how our performance compares to other periods. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

Deferred revenue write-down and associated costs: Business combination accounting principles require us to write down to fair values the software license updates; software product and hardware systems support contracts; product support contracts and hardware systems support contracts assumed in our acquisitions. The revenue for these support contracts is deferred and typically recognized over a one year period, so our GAAP revenues for the one year period after the acquisition does not reflect the full amount of  revenues that would have been reported if the acquired deferred revenue was not written down to fair value. The non-GAAP adjustments eliminate the effect of the deferred revenue write-down and include the costs associated with the revenue adjustment. We believe these adjustments to the revenue from these support contracts and to the associated costs are useful to investors as an additional means to reflect revenue trends of our business.

Amortization of acquisition-related intangible assets:  Amortization of acquisition-related intangible assets consists of amortization of developed technology, trade names, and customer relationships acquired in connection with business combinations. Intel records charges relating to the amortization of these intangibles in our GAAP financial statements. Amortization charges for Intel’s acquisition-related intangible assets are inconsistent in size and are significantly impacted by the timing and valuation of Intel’s acquisitions. Consequently, Intel’s non-GAAP adjustments exclude these charges to facilitate an evaluation of Intel’s current operating performance and comparisons to Intel’s past operating performance.

Inventory valuation adjustment:  Business combination accounting principles require us to measure acquired inventory at fair value.  The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles.  We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

INTEL CORPORATION
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The non-GAAP financial measures disclosed by the company have limitations and should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial results prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated. Please refer to "Explanation of Non-GAAP Results" in this document for a detailed explanation of the adjustments made to comparable GAAP measures, the ways management uses these non-GAAP measures, and the reasons why management believes these non-GAAP measures provide useful information for investors.

	(In millions, except per share amounts)
	Three Months Ended		Nine Months Ended
	Oct 1,	Sept 25,	Oct 1,	Sept 25,
	2011	2010	2011	2010

GAAP NET REVENUE	$14,233	$11,102	$40,112	$32,166
Adjustment for deferred revenue write-down	59	-	169	-
NON-GAAP NET REVENUE	$14,292	$11,102	$40,281	$32,166

GAAP GROSS MARGIN	$9,018	$7,321	$24,805	$21,085
Adjustment for:
Deferred revenue write-down and associated costs	55	-	158	-
Amortization of acquisition-related intangibles	135	16	345	48
Inventory valuation	-	-	33	-
NON-GAAP GROSS MARGIN	$9,208	$7,337	$25,341	$21,133

GAAP GROSS MARGIN PERCENTAGE	63.4%	65.9%	61.8%	65.6%
Adjustment for:
Deferred revenue write-down and associated costs	0.1%	-	0.1%	-
Amortization of acquisition-related intangibles	0.9%	0.2%	0.9%	0.1%
Inventory valuation	-	-	0.1%	-
NON-GAAP GROSS MARGIN PERCENTAGE	64.4%	66.1%	62.9%	65.7%

GAAP OPERATING INCOME	$4,785	$4,136	$12,878	$11,565
Adjustment for:
Deferred revenue write-down and associated costs	55	-	158	-
Amortization of acquisition-related intangibles	211	20	533	59
Inventory valuation	-	-	33	-
NON-GAAP OPERATING INCOME	$5,051	$4,156	$13,602	$11,624

GAAP NET INCOME	$3,468	$2,955	$9,582	$8,284
Adjustment for:
Deferred revenue write-down and associated costs	55	-	158	-
Amortization of acquisition-related intangibles	211	20	533	59
Inventory valuation	-	-	33	-
Income tax effect	(61)	(7)	(159)	(21)
NON-GAAP NET INCOME	$3,673	$2,968	$10,147	$8,322

GAAP DILUTED EARNINGS PER COMMON SHARE	$0.65	$0.52	$1.75	$1.45
Adjustment for:
Deferred revenue write-down and associated costs	0.01	-	0.03	-
Amortization of acquisition-related intangibles	0.04	-	0.10	0.01
Inventory valuation	-	-	0.01	-
Income tax effect	(0.01)	-	(0.03)	-
NON-GAAP DILUTED EARNINGS PER COMMON SHARE	$0.69	$0.52	$1.86	$1.46

INTEL CORPORATION
SUPPLEMENTAL RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Set forth below is a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. The non-GAAP financial measure disclosed by the company has limitations and should not be considered a substitute for, or superior to, the financial measure prepared in accordance with GAAP, and the financial outlook prepared in accordance with GAAP and the reconciliation from this outlook should be carefully evaluated. Please refer to "Explanation of Non-GAAP Results" in this document for a detailed explanation of the adjustment made to comparable GAAP measures, the ways management uses the non-GAAP measure, and the reasons why management believes the non-GAAP measures provide useful information for investors.

	Q4 2011 Outlook
GAAP GROSS MARGIN PERCENTAGE	65.0%	+/- a couple percentage points
Adjustment for:
Deferred revenue write-down and associated costs	0.1%
Amortization of acquisition-related intangibles	0.9%
NON-GAAP GROSS MARGIN PERCENTAGE	66.0%	+/- a couple percentage points